RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement ("Agreement") is entered into effective as of January 14, 2019 (the "Grant Date"), by and between Renewable Energy Group, Inc., a Delaware corporation (the "Company"), and Cynthia J. Warner ("Employee"), pursuant to the Renewable Energy Group, Inc. Amended and Restated 2009 Stock Incentive Plan (the "Plan"). Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

1.Award. In consideration of Employee's services for the Company, and Employee's entering into an Employment Agreement with the Company dated November 30, 2018 (the "Employment Agreement") and an Employee Non-Competition and Confidentiality Agreement with the Company dated November 30, 2018, the Company hereby grants to Employee 38,139 Restricted Stock Units. Restricted Stock Units are notational units of measurement denominated in shares of common stock of Renewable Energy Group, Inc., $.0001 par value ("Common Stock"). Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plan. The Restricted Stock Units will be credited to Employee in an unfunded bookkeeping account established for Employee.

2.Vesting of Restricted Stock Units. The period of time between the Grant Date and the vesting of Restricted Stock Units (and the termination of restrictions thereon) will be referred to herein as the "Restricted Period."

(a)Vesting Period. Unless earlier vested under subsection (b) below, or forfeited pursuant to this Agreement, the Restricted Stock Units will vest 100% on January 14, 2022, subject to Employee's continued service as an Employee on such vesting date. Upon vesting, each Restricted Stock Unit will be converted into one share of Common Stock and Employee will be issued shares of Common Stock equal to the number of vested Restricted Stock Units held.

(b)Accelerated Vesting of Restricted Stock Units.

(i)Death or disability. The Restricted Stock Units shall fully vest upon Employee's termination of employment by reason of death or disability, in each case dete1mined in accordance with Section 7.1 of the Employment Agreement.

(ii)Termination by the Company without Cause; te1mination by Employee for Good Reason. The Restricted Stock Units shall fully vest upon the Company's termination of Employee's employment without "Cause," or upon Employee's te1mination of her employment with the Company for "Good Reason," in each case determined in accordance with Section 7.3 or Section 7.4, as applicable, of the Employment Agreement.

(iii)Change of Control. Without limiting the foregoing, the Restricted Stock Units are subject to accelerated vesting upon the consummation of a Change of Control in accordance with Section l0(a) of the Plan to the extent the Restricted Stock Units are not honored or assumed, or new rights substituted therefor, in the manner prescribed by Section 10(b) of the Plan.

3.Forfeitures of Restricted Stock Units. Upon termination of service as an Employee prior to the expiration of the Restricted Period and for any reason other than as described in Section 2(b), Employee shall immediately forfeit all Restricted Stock Units, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested Restricted Stock Units or certificates therefore.

4.Restrictions on Transfer Before Vesting.

(a)Absent prior written consent of the Committee, the Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the Grant Date until such Restricted Stock Units have become vested and shares of Common Stock issued in conjunction with such vesting.

(b)Consistent with the foregoing, except as contemplated by Section 9, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation oflaw or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary hereunder shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 9, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

5.Rights as a Stockholder. Employee will have no rights as a stockholder with regard to the Restricted Stock Units prior to vesting. However, the Company will pay Employee dividend equivalents on unvested (and vested but unpaid) Restricted Stock Units in the form of additional Restricted Stock Units having a value equal to the cash amount of such dividend at the Fair Market Value of Common Stock on the respective dates dividends are paid to stockholders, which shall be payable to Employee at such time as the Restricted Stock Units, underlying such dividend equivalents, become vested and nonforfeitable in accordance with the terms of this Agreement.

6.Taxes. To the extent that the vesting of the Restricted Stock Units or the receipt of Common Stock or dividend equivalents results in income to Employee for federal or state tax purposes, Employee shall deliver to the Company at the time of such vesting or receipt, as the case may be, such amount of money as the Company may require, or make other adequate arrangements satisfactory to the Company, at its discretion, to meet the Company's obligations under applicable tax withholding laws or regulations. Employee also authorizes the Company to satisfy all tax withholding obligations of the Company from his or her wages or other cash compensation payable to Employee by the Company. Subject to the following sentence, the Company, in its sole discretion, may also provide for the withholding of applicable taxes from the proceeds of the sale of shares acquired upon vesting of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee's behalf pursuant to this authorization). Notwithstanding the foregoing, if requested by Employee, the Company shall withhold shares of Common Stock that would otherwise be issued upon vesting of the Restricted Stock Units to cover applicable withholding taxes, equal to the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date on which the applicable tax liability is dete1mined not in excess of the minimum amount required to satisfy the statutory withholding tax obligations with respect to the award. The Company may refuse to issue or deliver the shares of Common Stock unless all withholding taxes that may be due as a result of this award have been paid.

7.Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares.

8.Compliance With Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee's legal representative upon Employee's death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

9.Assignment. The Restricted Stock Units are not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order. Employee may designate a beneficiary or beneficiaries (the "Beneficiary") to whom the Restricted Stock Units will pass upon Employee's death and may change such designation from time to time by filing a written designation of Beneficiary on such form as may be prescribed by the Company; provided that no such designation shall be effective until filed with the Company. Employee may change her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company; provided that no such designation shall be effective prior to receipt by the Company. Following Employee's death, the Restricted Stock Units will pass to the designated Beneficiary and such person will be deemed Employee for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive Employee's death, the Restricted Stock Units shall pass by will or, if none, then by the laws of descent and distribution.

10.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

11.Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

(a)give Employee any right to be awarded any fmther Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b)give Employee or any other person any interest in any fund or in any specified asset or assets of the Company or affiliate thereof (other than the Restricted Stock Units and applicable Common Stock following the vesting of such Restricted Stock Units); or

(c)confer upon Employee the right to continue in the service of the Company or affiliate thereof as Employee.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws.

13.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15.Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Ce1tain other terms used herein have definitions given to them in the first place in which they are used.

16.Section 409A.

To the fullest extent applicable, this Agreement and the benefits payable hereunder are intended to be exempt from the definition of "nonqualified defe1Ted compensation" under Section 409A of the Code in accordance with the "short-term defeITal" exception available under the regulations promulgated under Section 409A. In that regard, Common Stock shall be issued to Employee no later than March 15 following the calendar year in which Employee's right to receive the Common Stock pursuant to this Agreement is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A and the regulations thereunder. To the extent that any such benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified defened compensation in accordance with such regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

17.Entire Agreement.

(a)Employee hereby acknowledges that she has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that the provisions of this Agreement, together with the Plan, constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, term sheets, representations and understandings of the parties, which are hereby te1minated.

(b)Employee hereby acknowledges that she is to consult with and rely upon only Employee's own tax legal and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

(c)This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

18.Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, Renewable Energy Group, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, which execution may be facsimile, engraved or printed, which shall be deemed an original, and Employee has executed this Agreement, effective as of the day and year first above written.

RENEWABLE ENERGY GROUP, INC.

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman

Employee

By: /s/ Cynthia J. Warner
Name: Cynthia J. Warner